Exhibit 99.1

Comtech Group, Inc. Reports 2007 Second Quarter Results,
Posts Highest Quarterly Revenue & Net Income in Company History

•	Q2 Net Revenue: USD 50.6 million (a year-on-year increase of 22%)
•	Q2 Net Income: USD 5.1 million GAAP; USD 6.1 million non-GAAP (a year-on-year increase of 54%)
•	Q2 Diluted EPS: USD 0.13 GAAP; USD 0.16 non-GAAP (a year-on-year increase of 33%)
•	Increased 2007 annual guidance to USD 220 million and Non-GAAP EPS Diluted to USD 0.69

SHENZHEN, China, August 7th, 2007 - Comtech Group, Inc. (NASDAQ: COGO), a leading provider of customized design solutions for the technology manufacturing sector based in China, today announced financial results for its second quarter ended June 30, 2007.

The company reported record quarterly revenue of USD 50.6 million, up 21.6% from revenue of USD 41.6 million reported during the second quarter of 2006, with growth in all of the company’s key product categories - digital media, mobile handsets and telecommunications equipment - which Comtech believes are among the fastest growing markets in China.

For the second quarter of 2007, Comtech also reported highest quarterly net income in the company history of USD 5.1 million, up 41.2% from USD 3.6 million during the same period last year. Non-GAAP net income (as described below) was USD 6.1 million, up 54.2%. Earnings per share, diluted on a U.S. GAAP basis, was USD 0.13, and non-GAAP EPS Diluted was USD 0.16, up 33.3% from USD 0.12 per diluted share in the second quarter of 2006.

Key financial indicators:
(All numbers in USD thousands, except per-share amounts)

	Q2 2007	Q2 2006	Percent Change
Consolidated Revenue	$50,554	$41,588	21.6%
Cost of Revenue	$40,785	$33,901	20.3%
Gross Profit	$9,769	$7,687	27.1%
Net Operating Expenses	$4,778	$3,688	29.6%
Income from Operations	$4,991	$3,999	24.8%
Net Income	$5,082	$3,600	41.2%
EPS Diluted	$0.13	$0.11	18.2%
Non-GAAP EPS Diluted	$0.16	$0.12	33.3%

(1)	The US dollar amounts are calculated based on the conversion rate of USD 1 to RMB 7.6120 as of June 30th, 2007 and USD 1 to RMB 7.9943 as of June 30th, 2006.
(2)	Non-GAAP net income excludes share-based compensation expenses, and acquisition related costs including amortization of purchased intangible assets.
(3)
Non-GAAP net income was USD 6.1 million, or USD 0.16 per diluted share in Q2 2007, excluding USD 833 thousand for stock-based compensation expenses and USD 233 thousand for acquisition related costs consisting of amortization of purchased intangible assets.

Recent highlights include:
•	The acquisition of a display panel solutions provider to enhance market share in the digital media sector.
•	Completion of public offering in April, 07, raising approximately USD 84 million proceeds
•	Expanded business offering to provide auto entertainment technology solutions to car manufacturers during second half of 2007.
•	Contract win in relation to new China Unicom handsets with real-time trading function
•	Major contract win with ZTE to install customized module design solution in new TD-SCDMA 3G handsets.
•	Comtech Bluetooth solutions selected to support the roll-out of Alcatel and TCL’s multimedia handsets - targeting domestic and global markets.
•	Reached USD 10 million agreement with ZTE to provide optical module solutions for its nationwide networks.
•	Module design solutions chosen to support ZTE's Vodafone Handset Project.

Jeffrey Kang, President & Chief Executive Officer, Comtech Group, Inc., said, “Our business continued to experience robust growth in all of our targeted end markets over the second quarter, including digital media, mobile handset and telecommunications equipment. Among the new contracts signed during this quarter were a contract win to provide customized module design solution for ZTE’s TD-SCDMA 3G handsets and a series of  contracts to support real-time trading functions in China Unicom’s handsets”.

“In addition to growing our existing business, we are actively expanding into new high growth areas, such as auto electronics, medical equipment and surveillance systems. This is evidenced by our latest contract win to provide auto entertainment technology solutions to a leading car manufacturer. These businesses provide financial visibility in the second half of 2007 and beyond,” said Mr. Kang.

 “Last week, we signed an agreement to acquire Keen Awards, a leading engineering design and service company for customized display panels. The deal represents our first major acquisition following the recent share placement in April. The strong demand for specialized display panels is emphasized by the latest iPhone frenzy, as well as by positive interest from our current customers,” he said.

“We believe that the engineering expertise of Keen Awards, combined with Comtech’s extensive customer base, will be successful in meeting the market demand for many years to come. This deal demonstrates our ability to identify growth opportunities and shows how our business model can adapt to fast changing market trends. Our management will continue to pursue other acquisition opportunities in the near term to drive the sustainable growth of Comtech,” Mr. Kang added.

Financial Results

Revenue for the second quarter was USD 50.6 million, an increase of 21.6% compared to the USD 41.6 million reported for the second quarter of last year. The revenue breakdown is as follows: USD 12.8 million, or 25.3% of total sales, for digital media products, representing a significant year-on-year increase of 34.8%; USD 20.5 million, or 40.5% of total sales, for mobile handsets, representing a year-on-year increase of 27.4%; and, USD 15.6 million, or 30.8% of total sales, for telecommunications equipment, representing a year-on-year increase of 7.1%. The company’s service business contributed USD 1.7 million in revenues for the second quarter and accounted for approximately 3.4% of total sales.

Cost of revenues, which includes the aggregate purchase of components from suppliers and the direct cost of services, was USD 40.8 million compared to USD 33.9 million, representing a year-on-year increase of 20.3%. Gross profit for the second quarter was USD 9.8 million, up 27.1% compared to USD 7.7 million during the second quarter of last year. The gross margin for the second quarter was 19.3%, increased from 18.5% reported during the second quarter of 2006; it increased slightly from the 19.1% figure reported during the first quarter of 2007.

Selling, general and administrative expenses for the quarter totaled USD 3.4 million, up 39.5%, compared to USD 2.5 million reported for the second quarter of last year and increased slightly from the first quarter of 2007. The increase was attributable to an increase in staff costs due to higher employee headcount, as well as growth in stock-based compensation expenses and other sales related expenses to support our ongoing growing business. Research and development expenses increased by 13.6% to USD 1.4 million compared to USD 1.2 million in the second quarter of 2006. R&D expenses were mainly related to investment in developing new business.

Income from operations was USD 5.0 million, up 24.8% as compared to USD 4.0 million for the second quarter of 2006. The operating margin for the second quarter was 9.9%, versus 9.6% for the same quarter of 2006. Excluding the effects of stock based compensation and amortization of purchased intangible assets; the operating margin would have been 12.0%. The effective tax rate for the second quarter of 2007 was 8.1%, compared to 6.9% for the same period in 2006. Minority interest’s income share was USD 236,000 as compared to a share of income of USD 229,000 over the same period in 2006.

Net income for the second quarter was USD 5.1 million, representing EPS Diluted of USD 0.13 on a U.S. GAAP basis compared to a net income of USD 3.6 million or EPS Diluted of USD 0.11 in the same quarter of 2006. Included in the second quarter 2007 net income were an amount of USD 833 thousands for stock-based compensation expenses and an amount of USD 233 thousand for amortization of purchased intangible assets. Excluding the share-based compensation cost and the amortization of purchased intangible assets, the company would have reported non-GAAP net income of USD 6.1 million or USD 0.16 diluted earnings per share for the second quarter of 2007. The weighted average number of shares used in the calculation of diluted EPS was USD 38.0 million compared to USD 33.8 million in the second quarter of 2006, mainly due to shares issued under the recent secondary public offering.

For the six month period ended June 30, 2007, the company reported revenue of USD 95.8 million, an increase of 26.7%, compared to USD 75.6 million reported during the first half of 2006. Gross profit was USD 18.4 million, an increase of 29.7% compared to USD 14.2 million reported during the first half of 2006. Gross margin was 19.2% of sales, compared to gross margins of 18.8% for the first half of 2006. Net operating expenses were USD 9.3 million, an increase of 55.9% as compared to USD 6.0 million for the first half of 2006. Income from operations was USD 9.1 million, an increase of 10.7% from USD 8.2 million reported during the first half of 2006. Pro forma operating margins, excluding stock compensation and amortization, were up 0.3% as compared to the first half of 2006 to 12.1%, as a result of higher gross margin. The company had an effective tax rate of 8.6%, same as the first half of 2006. Minority interests decreased by USD 0.6 million as a result of the complete buy-out of the 60% owned subsidiary, Shanghai E&T. Net income for the first half of 2007 was USD 8.8 million, or USD 0.24 per fully diluted share compared to USD 6.9 million or USD 0.21 per fully diluted share reported in the first half of 2006, up 28.3%. During the first half of 2007, the company incurred USD 2.1 million in non cash stock based compensation, compared to USD 0.7 million in the first half of 2006.

Balance Sheet

Comtech completed the quarter with USD 128.0 million in cash, up from the USD 43.2 million held as of March 31st, 2007, attributable to the proceeds received from the secondary public offering in April. Additionally, Comtech had bank borrowings of USD 2.7 million, down 36.3% from USD 4.3 million from the previous quarter.  It continues to be in a strong financial position with a current ratio of 7.3 to 1. Inventory turnover days has further shortened to 29 days from 32 days during the first quarter of 2007.

Business Outlook

Management is pleased to announce an upward revision of its 2007 full year guidance to USD 220 million in revenue from an earlier guidance of USD 215 to USD 218 million, and USD 0.69 in non-GAAP EPS Diluted from an earlier guidance of USD 0.68 provided in May 2007.

“Our achievements in another record quarter demonstrate our ability to achieve sustainable growth. Increasing shareholder value has always been the top priority of the management. Despite the shares issued in the recent public offering, we have increased our annual EPS guidance as we have better visibility of our business in the second half of the year, along with our recent accretive acquisition. Comtech’s track record and the recently announced acquisition agreement, demonstrate our continued commitment to delivering sustainable and solid development through strong organic growth and accretive acquisitions,” said Jeffrey Kang, President & Chief Executive Officer, Comtech Group, Inc.

“As we continue to focus on expanding business in our traditional markets, we have shown our capability to address new industry opportunities for future growth. We believe in Comtech’s pioneering products, services and technologies, its ability to identify and penetrate new industries, and to capitalize on these opportunities. We believe Comtech will provide significant returns for our shareholders, and look forward to continuous revenue growth and profitability for the rest of 2007,” said Mr. Kang.

Teleconference Information
Management will conduct a conference call to discuss its financial results for the second quarter at 16:30 EST on Tuesday, August 7th, 2007. Interested parties may dial toll-free at 1-800-322-9079, if dialing domestically, or 1-973-582-2717 if dialing internationally, and should dial in approximately 15 minutes prior to the start of the call. There will be a playback available until August 14, 2007. To listen to the playback, please call 1-877-519-4471 if calling within the United States or 1-973-341-3080 if calling internationally. Please use the pass code 8992703 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at Comtech's web site at www.comtech.com.cn or ViaVid's web site at http://viavid.net/dce.aspx?sid=0000419F. The web cast can be accessed until September 7, 2007 on either site.

To access the web cast, you will need to have the Windows Media Player on your computer. For a free download of the Media Player please visit:
http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About ComtechGroup, Inc.:
Comtech Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Comtech leverages these relationships and combines their IP to create designs that Comtech then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Comtech Group focuses on the digital media, mobile handset and telecommunications equipment end-markets for its customized design modules while also offering business and engineering services to its large telecom equipment vendor customers. Over the last eleven years, Comtech has grown its customer list to include more than 200 of the largest and most well known manufacturers across the mobile handset, telecom equipment and consumer markets in China, covering both multinational Chinese subsidiaries and Chinese domestic companies. For more information, visit www.comtech.com.cn.

For further information contact:
Hope Ni
Chief Financial Officer
hopeni@comtech.com.cn

Investor Relations:
www.comtech.com.cn/investorinfo.html
communications@comtech.com.cn
H.K.:    +852 2730 1518
U.S.:     +1 (646) 291 8998
Fax:      +86 755 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in digital media, growth in mobile handset business and cooperation with ZTE and TCL, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For a further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent S-1 Form and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

About Non-GAAP Financial Measures:
To supplement Comtech's consolidated financial results presented in accordance with GAAP, Comtech uses the following measures defined as non- GAAP financial measures by the SEC: 1) non-GAAP net income, which is net income excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets, 2) non-GAAP basic and diluted earnings per share, which is basic and diluted earnings per share excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets,  3) non-GAAP income from operation, which is income from operation excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets and 4) non-GAAP operating margin, which is operating margin excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliations of non-GAAP measures to the most comparable GAAP measures” set forth at the end of this release.

Comtech believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based expenses and acquisition related costs such as amortization of purchased intangible assets that may not be indicative of its operating performance from a cash perspective. Comtech believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These non-GAAP financial measures also facilitate management's internal comparisons to Comtech's historical performance and liquidity. Comtech computes its non-GAAP financial measures using the same consistent method from quarter to quarter. Comtech believes these non- GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using non-GAAP net income, non-GAAP basic and diluted earnings per share , non-GAAP income from operation and non-GAAP operating margin is that these non-GAAP measures exclude share-based compensation charge and acquisition related costs such as amortization of purchased intangible assets that have been and will continue to be for the foreseeable future a recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables have more details on the reconciliations between GAAP financial measures that are most directly comparable to non-GAAP financial measures.

Tables Attached

 COMTECH GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2007 AND DECEMBER 31, 2006
(in thousands, except shares and per share amounts)

	June 30, 2007	June 30, 2007	Dec 31, 2006
	$'000	RMB'000	RMB'000

Assets
Current assets:
Cash	128,049	974,711	375,147
Pledged bank deposits	7,078	53,878	55,416
Accounts receivable, net of allowance of doubtful accounts	45,416	345,708	278,589
Bills receivable	2,471	18,809	31,797
Prepaid expenses and other receivables	2,654	20,204	14,254
Inventories	12,438	94,677	71,959
Total current assets	198,106	1,507,987	827,162

Property and equipment, net	2,041	15,537	12,395
Intangible assets, net	2,099	15,976	19,528
Investment in an affiliated company	55	416	416
Goodwill	6,134	46,692	46,692
Other assets	119	905	905
Total Assets	208,554	1,587,513	907,098

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	19,705	149,989	114,217
Bank borrowings	2,710	20,629	30,272
Amount due to related parties	195	1,483	1,522
Income taxes payable	1,083	8,246	9,270
Accrued expenses and other liabilities	3,484	26,522	86,253
Total current liabilities	27,177	206,869	241,534

Minority interests	398	3,030	1,646

Stockholders' equity
Common stock	412	3,139	2,725
Additional paid-in capital	139,533	1,062,120	402,721
Retained earnings	45,073	343,097	275,890
Accumulated other comprehensive loss	(4,039)	(30,742)	(17,418)
Total stockholders' equity	180,979	1,377,614	663,918

Total liabilities and stockholders' equity	208,554	1,587,513	907,098

COMTECH GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE QUARTERS ENDING JUNE 30, 2007 AND 2006
(in thousands, except shares and per share amounts)

	Three Months Ended	Three Months Ended	Three Months Ended
	June 30, 2007	June 30, 2007	June 30, 2006
	$'000	RMB'000	RMB'000
Net sales
Product revenue	48,843	371,794	320,663
Services revenue	1,711	13,023	11,807
	50,554	384,817	332,470
Cost of sales
Cost of goods sold	(39,601)	(301,439)	(260,588)
Cost of services	(1,184)	(9,014)	(10,431)
	(40,785)	(310,453)	(271,019)
Gross profit	9,769	74,364	61,451
Selling , general and administrative expenses	(3,443)	(26,209)	(19,731)
Research and development expenses	(1,378)	(10,487)	(9,698)
Other net operating income	43	326	(53)
Income from operations	4,991	37,994	31,969
Interest expense	(129)	(984)	(695)
Interest income	926	7,049	1,590
Income before income tax and minority interests	5,788	44,059	32,864
Income tax	(470)	(3,580)	(2,258)
Income before minority interests	5,318	40,479	30,606
Minority interests in income of consolidated subsidiaries	(236)	(1,794)	(1,830)
Net income	5,082	38,685	28,776

Earnings per share	$	RMB	RMB
- Basic	0.14	1.05	0.90
- Diluted	0.13	1.02	0.85

Weighted average number of shares outstanding
- Basic	36,772,864	36,772,864	32,109,704
- Diluted	38,041,918	38,041,918	33,805,656

COMTECH GROUP, INC.

RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

FOR THE QUARTERS ENDING JUNE 30, 2007 AND 2006
(in thousands, except shares and per share amounts)

	Three Months Ended	Three Months Ended	Three Months Ended
	June 30, 2007	June 30, 2007	June 30, 2006
	$'000	RMB'000	RMB'000
Net Income
GAAP net income	5,082	38,685	28,776
Share-based compensation expense	833	6,343	3,103
Acquisition related costs - amortization of purchased intangible assets	233	1,776	-
Non-GAAP net income	6,148	46,804	31,879

Earnings per share	$	RMB	RMB
GAAP net income per share- Basic	0.14	1.05	0.90
GAAP net income per share- Diluted	0.13	1.02	0.85

Non-GAAP net income per share- Basic	0.17	1.27	0.99
Non-GAAP net income per share- Diluted	0.16	1.23	0.94

Weighted average number of shares outstanding
- Basic	36,772,864	36,772,864	32,109,704
- Diluted	38,041,918	38,041,918	33,805,656

Income from operation
GAAP income from operations	4,991	37,994	31,969
Share-based compensation expense	833	6,343	3,103
Acquisition related costs - amortization of purchased intangible assets	233	1,776	-
Non-GAAP income from operation	6,057	46,113	35,072

Operating Margin
GAAP operating margin	9.9%	9.9%	9.6%
Non-GAAP operating margin	12.0%	12.0%	10.5%